Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of January 2, 2015, between Rosetta Stone Ltd., a Virginia corporation (together with its successors and assigns, the “Company”), and Sonia Cudd (“Executive”).
Recitals
The Company and Executive desire to enter into an agreement pursuant to which the Company will employ Executive as its General Counsel and Secretary subject to the terms and conditions of this Agreement.
Agreement
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

1.	Employment.
The Company hereby engages Executive to serve as the General Counsel and Secretary of the Company and its Affiliates, and Executive agrees to serve the Company and its Affiliates, during the Service Term (as defined in Section 4 below) in the capacities, and subject to the terms and conditions, set forth in this Agreement.

2.	Duties.
During the Service Term, Executive, as General Counsel and Secretary of the Company, shall have all the duties and responsibilities customarily rendered by General Counsels and Secretaries of companies of similar size and nature and such other duties and responsibilities as may be delegated from time to time by the Board or the Chief Executive Officer of the Company (“Chief Executive Officer”) in their sole discretion. Executive will report to the Chief Executive Officer.
Executive will devote her best efforts and substantially all of her business time and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Company and its Affiliates. With the prior consent of the Chief Executive Officer, Executive will be permitted to serve on the boards of other companies so long as such service does not unreasonably interfere with her duties to the Company.

3.	Salary, Bonus and Benefits.
The Board shall make all decisions related to Executive’s base salary and the payment of bonuses, if any. Executive’s Annual Base Salary and other compensation will be reviewed by the Board at least annually.
(a)Base Salary. During the Service Term, the Company will pay Executive a base salary (the “Annual Base Salary”) as the Board may designate from time to time. The initial Annual Base Salary shall be at the rate of $310,000 per annum paid in accordance with the Company’s customary payroll practices (minus all applicable withholdings and deductions). Executive’s Annual Base Salary for any partial year will be prorated based upon the number of days elapsed in such year. The Annual Base Salary may be increased (but not decreased) from time to time during the Service Term by the Board based upon the Company’s and Executive’s performance.
(b)Bonus Plan. Executive shall be eligible to receive a bonus in accordance with Company bonus policy to be established by the Board from time to time. The bonus, if any, will be determined by the Board based upon the Company’s achievement of financial performance goals and other objectives, as determined by the Board in good faith for each fiscal year of the Company. The Company will pay Executive the bonus, if any, in accordance with the terms of the then-current Company bonus policy. The Executive will be eligible to participate in the annual bonus plan (the “Annual Bonus”) and be eligible to receive an Annual Bonus target of fifty percent (50%) of her Annual Base Salary upon one hundred percent (100%) achievement of annual objectives, beginning with the Company’s 2015 fiscal year. For subsequent years, the Annual Bonus target as a percentage of then-current Annual Base Salary, may be adjusted, but may not be less than fifty percent (50%) of the Executive’s then-current Annual Base Salary.
(c)Equity. The Executive will receive an initial equity grant, with a total value of $275,000, consisting of a stock option award representing sixty percent (60%) of such value and a restricted stock award grant representing forty percent (40%)

of such value, subject to the terms of the Rosetta Stone Inc. 2009 Omnibus Incentive Plan, as amended, and the applicable form of award agreement. The stock option award and restricted stock award shall each vest annually in four (4) equal installments on the first, second, third and fourth anniversaries of the date of employment, provided that Executive remains employed with the Company on such vesting date. Executive shall be eligible to receive annual grants of stock options and other equity awards in accordance with equity compensation arrangements established by the Board. The grants shall have such terms as are determined by the Board in accordance with the current stock plan in place at time of grant.
(d)Benefits.
(i)Executive and, to the extent eligible, her dependents, shall be entitled to participate in and receive all benefits under any welfare or pension benefit plans and programs made available to the Company’s senior level executives or to its employees generally (including, without limitation, medical, disability and life insurance programs, accidental death and dismemberment protection, leave and participation in retirement plans and deferred compensation plans), subject, however, to the generally applicable eligibility, participation, and other provisions of the various plans and programs and laws and regulations in effect from time to time.
(ii)The Company shall reimburse Executive for all reasonable, ordinary and necessary business, travel or entertainment expenses incurred during the Service Term in the performance of her services hereunder in accordance with the policies of the Company as they are from time to time in effect. Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which Executive seeks payment or reimbursement, and any other information or materials, which the Company may from time to time reasonably require. The Company shall reimburse Executive the amount of such an expense in accordance with the Company’s expense reimbursement policy as in effect from time to time, subject to Section 15.
(iii)Executive shall be provided paid time off including vacation, sick days, holidays and shall be entitled to medical, disability, family and other leave in accordance with Company policies as in effect from time to time for senior executives.
(iv)Notwithstanding anything to the contrary contained above, the Company shall be entitled to terminate or reduce any employee benefit enjoyed by Executive pursuant to the provisions of this Section 3(d), but only if such reduction is part of an across-the-board reduction applicable to all executives of the Company who are entitled to such benefit and is permissible under the Code and the Employee Retirement Income Security Act of 1974, as amended.
(e)Sign On Bonus. Executive shall receive a one-time cash signing bonus in the amount of $75,000, subject to taxes and applicable withholdings, payable on the first payroll following hire date. If Executive voluntarily terminates employment with the Company, without Good Reason, or if the Executive is terminated by the Company for Cause, as defined below, within twelve (12) months of receiving the cash signing bonus, the Executive agrees to reimburse the Company 100% of the cash signing bonus within 30 days of the effective date of termination.
4.Employment Term.
Unless Executive’s employment under this Agreement is sooner terminated as a result of Executive’s resignation or termination in accordance with the provisions of Section 5 below, Executive’s term of employment (“Service Term”) under this Agreement shall commence on the date hereof and shall continue for a period of one (1) year, and at the end of each day it shall renew and extend automatically for an additional day so that the remaining Service Term is always one year; provided, however, that either party may terminate this Agreement pursuant to Section 5 below for any reason.

5.	Termination.
Executive’s employment with the Company shall cease upon the first of the following events to occur:
(a)Immediately upon Executive’s death.
(b)Upon thirty (30) days’ prior written notice by Executive to the Company of Executive’s voluntary retirement at age 65 or older.
(c)Upon thirty (30) days’ prior written notice by the Company to Executive of the Executive’s termination due to Disability. “Disability” means (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. A determination of Disability may be made by a physician selected or approved by the Chief Executive Officer and, in this respect, Executive shall submit to an examination by such physician upon request by the Chief Executive Officer. Any such termination for disability shall be only as expressly permitted by the Americans with Disabilities Act and any other applicable laws.

(d)Immediately (after taking into consideration any cure period, if applicable) upon delivery to Executive of a written notice from the Chief Executive Officer that Executive has been terminated with or without Cause. “Cause” shall mean termination for any of the following:
(i)Executive (a) commits a felony or a crime involving moral turpitude or commits any other act or omission involving fraud, embezzlement or any other act of dishonesty in the course of her employment by the Company which conduct damages the Company or an Affiliate; (b) substantially and repeatedly fails to perform duties of the office held by Executive as reasonably directed by the Board and/or the Chief Executive Officer, (c) commits gross negligence or willful misconduct with respect to the Company or an Affiliate; (d) commits a material breach of this Agreement that is not cured within ten (10) days after receipt of written notice thereof from the Board and/or Chief Executive Officer; (e) fails, within ten (10) days after receipt by Executive of written notice thereof from the Board and/or Chief Executive Officer, to correct, cease or otherwise alter any failure to comply with instructions or other action or omission which the Board and/or Chief Executive Officer reasonably believes does or may materially or adversely affect the Company’s or an Affiliate’s business or operations, (f) commits misconduct which is of such a serious or substantial nature that a reasonable likelihood exists that such misconduct will materially injure the reputation of the Company or an Affiliate, (g) harasses or discriminates against the Company’s or an Affiliate’s employees, customers or vendors in violation of the Company’s policies with respect to such matters, (h) misappropriates funds or assets of the Company or an Affiliate for personal use or willfully violates the Company policies or standards of business conduct as determined in good faith by the Board and/or Chief Executive Officer, (i) fails, due to some action or inaction on the part of Executive, to have immigration status that permits Executive to maintain full-time employment with the Company in the United States in compliance with all applicable immigration law, or (j) discloses trade secrets of the Company or an Affiliate.
(e)Upon Executive’s voluntary resignation by the delivery to the Chief Executive Officer of a written notice from Executive that Executive has resigned with or without Good Reason. “Good Reason” shall mean Executive’s resignation from employment with the Company after the occurrence of any of the following events without Executive’s consent: (i) a material diminution in Executive’s Annual Base Salary, duties, authority or responsibilities from the Annual Base Salary, duties, authority or responsibilities as in effect at the commencement of the Service Term, (ii) a material breach of the Agreement by the Company, or (iii) a relocation of Executive’s primary place of employment to a geographic area more than fifty (50) miles from the Company’s office in Arlington, Virginia; provided, that the foregoing events shall not be deemed to constitute Good Reason unless Executive has notified the Company in writing of the occurrence of such event(s) within sixty (60) days of such occurrence and the Company has failed to have cure such event(s) within thirty (30) business days of its receipt of such written notice and termination occurs within one hundred (100) days of the event.
6.Rights on Termination.
(a)If during the Service Term Executive’s employment is terminated under Section 5 above (x) by the Company without Cause or (y) by Executive with Good Reason, then:
(i)The Company shall pay to Executive, at the times specified in Section 6(a)(v) below, the following amounts:
(1)the Accrued Obligation;
(2)a single lump sum payment in cash equal to the product of (x) one-twelfth (1/12th) of the amount of the Annual Base Salary in effect immediately prior to the Termination Date and (y) twelve (12); and
(3)a single lump sum payment in cash equal to the product of (x) the monthly basic life insurance premium applicable to Executive’s basic life insurance coverage immediately prior to the Termination Date and (y) twelve (12). To the extent then available under the life insurance program, Executive may, at her option, convert her basic life insurance coverage to an individual policy after the Termination Date by completing the forms required by the Company for this purpose.
(4)     The Company will pay Executive the pro rata portion of the Executive’s target bonus, if any, of Executive's Annual Bonus target bonus, if any, of Executive's Annual Bonus earned up until such Termination Date in accordance with the terms of the then-current Company bonus policy.
The amounts described in Section 6(a)(i)(2), (3) and (4) above shall be referred to herein as the “Severance Payments.”
(ii)The Company shall provide professional outplacement and counseling services through an outplacement firm chosen by the Company for twelve (12) months from the Termination Date to assist Executive in her search for other employment.
(iii)Upon Executive’s termination, Executive and her spouse and eligible dependents, as applicable, may elect health care coverage for up to eighteen (18) months from her last day of work at the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Subject to Section 6(a)(v) below, the Company will pay for up to twelve (12) months, on an after-tax basis, the portion of Executive’s COBRA premiums for such coverage that exceeds the amount that Executive would have incurred in premiums for such coverage under the Company’s health plan if then employed by the Company; provided, however, the Company’s obligation shall only apply to the extent COBRA coverage is elected and in effect during such period. Following the twelve (12) months of coverage, Executive will be responsible for the full amount of all future premium payments should she wish to continue COBRA coverage. However, if Executive or her spouse becomes eligible for group health coverage sponsored by another employer (regardless of whether such coverage is actually elected) or for any other reason her COBRA coverage terminates, the Company shall not be obligated to pay any portion of the premiums provided hereunder for periods after she becomes eligible for such other coverage or her COBRA coverage terminates. Executive shall have the obligation to notify the Company if she or her spouse becomes eligible for group health coverage sponsored by another employer.
The amounts described in Section 6(a)(ii) and (iii) above shall be referred to herein as the “Severance Benefits.”
(iv)Payments and benefits provided to Executive under this Section 6 (other than Accrued Obligation) are contingent upon Executive’s execution of a release substantially in the form of Exhibit A hereto and such release becoming irrevocable within sixty (60) days following her termination of employment.
(v)The Company shall pay Executive the amounts specified in Sections 6(a)(i)(1), (2), and (3) within sixty (60) days after the Termination Date and the amounts specified in Section 6(a)(i)(4) in accordance with the terms of the then-current Company bonus policy, except that the Accrued Obligation will be paid earlier if required by law; provided, however, that in no event shall the timing of Executive’s execution of the release, directly or indirectly, result in her designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, such payment shall be made in the later taxable year. Notwithstanding the forgoing, if the Executive is deemed on the Termination Date to be a Specified Employee, then with regard to any Severance Payment or other payment or benefit under this Agreement that is “deferred compensation” within the meaning of Section 409A and which is paid as a result of the Executive’s Separation from Service, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such Separation from Service of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to the preceding sentence (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the six (6)-month U.S. Treasury Rate in effect on the date of Executive’s Separation From Service, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(b)If the Company terminates Executive's employment for Cause, if Executive dies or is Disabled, or if Executive resigns without Good Reason, the Company's obligations to pay any compensation or benefits under this Agreement will cease effective as of the Termination Date and the Company shall pay to Executive the Accrued Obligation within sixty (60) days following the Termination Date or earlier if required by law. Following such payments, the Company shall have no further obligations to Executive, other than as may be required by law or the terms of an employee benefit plan of the Company.
(c)Notwithstanding the foregoing, the Company's obligation to Executive for Severance Payments or Severance Benefits under Section 6(a) above shall cease if Executive is in violation of the provisions of Section 8 or 9 below.
(d)If the Executive retires at age sixty-five (65) or older, the Company shall pay the Executive: (i) the Accrued Obligation within sixty (60) days after the Termination Date or earlier if required by law, and (ii) the pro rata portion of the Executive’s Annual Bonus target, if any, earned up until such Termination Date in accordance with the terms of the then-current Company bonus policy. No other amounts will be payable by the Company, other than as may be required by law or the terms of an employee benefit plan of the Company.
7.Representations of Executive.
Executive hereby represents and warrants to the Company that the statements contained in this Section 7 are true and accurate as of the date of this Agreement.
(a)Legal Proceedings. Executive has not been (i) the subject of any criminal proceeding (other than a minor traffic violation or other minor offense) which has resulted in a conviction against Executive, nor is Executive the subject of any pending criminal proceeding (other than a minor traffic violation or other minor offense), (ii) indicted for, or charged in a court of competent jurisdiction with, any felony or crime of moral turpitude, (iii) the defendant in any civil complaint alleging damages in excess of $50,000, or (iv) the defendant in any civil complaint alleging sexual harassment, unfair labor practices or discrimination in the work place.
(b)Securities Law. Executive has not been found in a civil action by the Securities and Exchange Commission, Commodity Futures Trading Commission, a state securities authority or any other regulatory agency to have violated any federal, state or other securities or commodities law.
(c)Work History; Immigration Status. Executive’s resume, previously provided by Executive to the Company, is complete and correct in all material respects, and accurately reflects Executive’s prior work history. Executive has the full legal right to be employed on a full-time basis by the Company in the United States under all applicable immigration laws on the basis of the Company’s continued willingness to employ her on a full-time basis, and has provided the Company with evidence of legal immigration status and will do so at any time upon request. The Company will, if applicable, continue to cooperate with Executive in maintaining Executive’s work visa status and/or any mutually agreeable adjustment of status.
(d)Employment Restrictions. Executive is not currently a party to any non- competition, non-solicitation, confidentiality or other work-related agreement that limits or restricts Executive’s ability to work in any particular field or in any particular geographic region, whether or not such agreement would be violated by this Agreement.
8.Confidential Information; Proprietary Information, etc.
(a)Obligation to Maintain Confidentiality. Executive acknowledges that any Proprietary Information disclosed or made available to Executive or obtained, observed or known by Executive as a direct or indirect consequence of her employment with or performance of services for the Company or any of its Affiliates during the course of her performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) and during the period in which Executive is receiving Severance Payments, are the property of the Company and its Affiliates. Therefore, Executive agrees that, other than in the course of performance of her duties as an employee of the Company, she will not at any time (whether during or after Executive’s term of employment) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for her own account or permit to be utilized by any Person any Proprietary Information or records pertaining to the Company, its Affiliates and their respective business for any reason whatsoever without the Chief Executive Officer’s consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of Executive’s acts or omissions to act. Executive agrees to deliver to the Company at the termination of her employment, as a condition to receipt of the Severance Payments, or at any other time the Company may request in writing (whether during or after Executive’s term of employment), all records pertaining to the Company, its Affiliates and their respective business which she may then possess or have under her control. Executive further agrees that any property situated on the Company’s or its Affiliates’ premises and owned by the Company or its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company or its Affiliates and their personnel at any time with or without notice. Nothing in this Section 8(a) shall be construed to prevent Executive from using her general knowledge and experience in future employment so long as Executive complies with this Section 8(a) and the other restrictions contained in this Agreement.
(b)Ownership of Property. Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or any of its Affiliates (including any of the foregoing that constitutes any Proprietary Information or records) (“Work Product”) belong to the Company or such Affiliate and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of her work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to Company or such Affiliate all right, title and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Chief Executive Officer and perform all actions reasonably requested by the Chief Executive Officer (whether during or after Executive’s term of employment) to establish and confirm the Company’s or its Affiliate’s ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments). Notwithstanding anything contained in this Section 8(b) to the contrary, the Company’s ownership of Work Product does not apply to any invention that Executive develops entirely on her own time without using the equipment, supplies or facilities of the Company or Affiliates or any Proprietary Information (including trade secrets), except that the Company’s ownership of Work Product does include those inventions that: (i) relate to the business of the Company or its Affiliates or to the actual or demonstrably anticipated research or development relating to the Company’s business; or (ii) result from any work that Executive performs for the Company or its Affiliates.
(c)Third Party Information. Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executive’s employment and thereafter, and without in any way limiting the provisions of Sections 8(a) and 8(b) above, Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use, except in connection with her work for the Company or its Affiliates, Third Party Information unless expressly authorized by the Chief Executive Officer in writing.
(d)Use of Information of Prior Employers, etc. Executive will abide by any enforceable obligations contained in any agreements that Executive has entered into with her prior employers or other parties to whom Executive has an obligation of confidentiality.
(e)Compelled Disclosure. If Executive is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third Party Information to any Person, Executive will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy. Executive will cooperate fully with the Company and the Company’s representatives in any attempt by the Company, at its sole cost and expense, to obtain any such protective order or other remedy. If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Executive disclose Proprietary Information or Third Party Information then Executive may disclose such Proprietary Information or Third Party Information to the extent legally required; provided, however, that Executive will use her reasonable best efforts to ensure that such Proprietary Information is treated confidentially by each Person to whom it is disclosed.
9.Noncompetition and Nonsolicitation.
(a)Noncompetition and Nonsolicitation.
During Executive’s employment, and for a period of twelve (12) months following the termination of Executive’s employment, Executive will not, within any geographic area served or supervised by Executive during the twelve (12)-month period immediately preceding the Termination Date:
(1) render or offer any Competing Service or Product to any client or customer for whom Executive provided a Competing Service/Product on behalf of Company;
(2) render or offer any Competing Service or Product to any Prospective Customer of Company; or,
(3) participate in the recruitment or hiring of any Company employee to provide any Competing Service or Product.
“Competing Service or Product” means producing or selling software or services used for learning foreign languages, including English as a foreign language, and any other business carried on by the Company during Executive’s employment. A “Prospective Customer” means any Person that the Executive, or other employee working under the Executive, has entertained discussions with to become a client or customer of Company at any time during the twelve (12)-month period immediately preceding the Termination Date and who has not explicitly rejected a business relationship with the Company. For purposes of this Section 9(a), “Company” includes Company and any Affiliate to which Executive provided services during her employment.
(b)Acknowledgment. Executive acknowledges that in the course of her employment with the Company and its Affiliates, she has and will become familiar with the trade secrets and other Proprietary Information of the Company and its Affiliates. Executive further acknowledges that as the General Counsel and Secretary of the Company, Executive has and will have direct or indirect responsibility, oversight or duties with respect to the businesses of the Company and its Affiliates and its and their current and prospective employees, vendors, customers, clients and other business relations, and that, accordingly, the geographical restriction contained in this Section 9 is reasonable in all respects and necessary to protect the goodwill and Proprietary Information of the Company and that without such protection the Company’s customer and client relations and competitive advantage would be materially adversely affected. It is specifically recognized by Executive that her services to the Company and its Affiliates are special, unique and of extraordinary value, that the Company has a protectable interest in prohibiting Executive as provided in this Section 9, that Executive is responsible for the growth and development of the Company and the creation and preservation of the Company’s goodwill, that money damages are insufficient to protect such interests, that there is adequate consideration being provided to Executive hereunder, that such prohibitions are necessary and appropriate without regard to payments being made to Executive hereunder and that the Company would not enter this Agreement with Executive without the restriction of this Section 9. Executive further acknowledges that the restrictions contained in this Section 9 do not impose an undue hardship on her and, since she has general business skills that may be used in industries other than that in which the Company and its Affiliates conduct their business, do not deprive Executive of her livelihood. Executive further acknowledges that the provisions of this Section 9 are separate and independent of the other sections of this Agreement.
(c)Enforcement, etc. If, at the time of enforcement of Section 8 or 9 of this Agreement, a court concludes that the restrictions stated herein are unenforceable or unreasonable under circumstances then existing, the parties hereto agree that the unenforceable or unreasonable restriction should be severed from the Agreement and shall not affect the validity of enforceability of the other restrictions in Section 8 or 9. Without limiting the generality of the preceding sentence, the restrictions in Section 9 shall only be applicable to the extent permitted (if at all) by the laws, bar rules, rules of professional conduct any other similar rules governing Executive’s profession and conduct as an attorney. Because Executive’s services are unique, because Executive has access to Proprietary Information and for the other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, without limiting the generality of Section 12(f), in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).
(d)Submission to Jurisdiction. The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in the Commonwealth of Virginia in any action or proceeding arising out of or relating to Section 8 and/or 9 of this Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to Section 8 and/or 9 of this Agreement in any other court. The parties hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.
GENERAL PROVISIONS

10.	Definitions.
“Accrued Obligation” means the sum of Executive’s Annual Base Salary through the Termination Date for periods through but not following her Separation From Service to the extent not theretofore paid.
“Affiliate” means, with respect to any particular Person, any other Person controlling, controlled by or under common control with such particular Person. A Subsidiary of the Company shall be an Affiliate of the Company.
“Board” means the Board of Directors of the Company or any committee of the Board, such as the Compensation Committee, to which the Board has delegated applicable authority.
“Code” means the Internal Revenue Code of 1986, as amended and the regulations and guidance issued thereunder.
“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, university, college, governmental authority or other entity of any kind.
“Proprietary Information” means any and all data and information concerning the business affairs of the Company or any of its Affiliates and not generally known in the industry in which the Company or any of its Affiliates is or may become engaged, and any other information concerning any matters affecting or relating to the Company’s or its Affiliates businesses, but in any event Proprietary Information shall include, any of the Company’s and its Affiliates’ past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliates’ businesses or industries, customers, customer lists, clients, client lists, the prices the Company and its Affiliates obtain or have obtained from the sale of, or at which they sell or have sold, their products, unit volume of sales to past or present customers and clients, or any other information concerning the business of the Company and its Affiliates, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important. Proprietary Information does not include any information that Executive has obtained from a Person other than an employee of the Company or an Affiliate, which was disclosed to her without a breach of a duty of confidentiality.
“Section 409A” means Section 409A of the Code.
“Separation From Service” shall have the meaning ascribed to such term in Section 409A.
“Specified Employee” means a person who is a “specified employee” within the meaning of Section 409A, taking into account the elections made and procedures established in resolutions adopted by the Board.
“Subsidiary” means any company of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.
“Termination Date” means the effective date of the termination of Executive’s employment.

11.	Notices.
Any notice provided for in this Agreement must be in writing and must be mailed, personally delivered or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:
If to the Company:
Rosetta Stone Ltd.
1919 North Lynn Street
7th Floor

Arlington, VA 22209
Attention: Chief Executive Officer

With a copy to:
Rosetta Stone Ltd.
1919 North Lynn Street
7th Floor
Arlington, VA 22209
Attention: SVP, HR
If to Executive:
The last address on file with the Company.

Or such other addresses or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when delivered or, if mailed, five (5) business days after deposit in the U.S. mail.

12.	Miscellaneous.
(a)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
(b)Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
(c)Counterparts; Facsimile Transmission. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Each party to this Agreement agrees that its own telecopied signature will bind it and that it accepts the telecopied signature of each other party to this Agreement.
(d)Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that the rights and obligations of the parties under this Agreement shall not be assignable without the prior written consent of the other party, except for assignments by operation of law and assignments by the Company to any successor of the Company by merger, consolidation, combination or sale of assets. Any purported assignment in violation of these provisions shall be void ab initio.
(e)Choice of Law; Jurisdiction. All questions or disputes concerning this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia. The parties hereby: (i) submit to the non-exclusive jurisdiction of any state or federal court sitting in the Commonwealth of Virginia in any action or proceeding arising out of or relating to this Agreement; and (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court. Each party hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.
(f)Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
(g)Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.
(h)Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday. The provisions of this Section 12(h) shall not apply to determine the date an amount is payable under 6.
(i)Termination. This Agreement (except for the provisions of Sections 1, 2, 3, and 4) shall survive the termination of Executive’s employment with the Company and shall remain in full force and effect after such termination.
(j)No Waiver. A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion. Neither failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.
(k)Insurance. The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance with respect to Executive in any amount or amounts considered available provided, however, that such procurement of insurance does not restrict the amount of insurance that Executive may obtain for her own personal use. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.
(l)Taxes; Withholding of Taxes on Behalf of Executive. Executive shall be solely responsible for any and all taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement, and all such compensation and benefits shall be subject to applicable withholding. Without limiting the scope of the preceding sentence, the Company and its Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to Executive any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes imposed with respect to Executive’s compensation or other payments from the Company or any of its Affiliates or Executive’s ownership interest in the Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.
(m)Waiver of Jury Trial. Both parties to this agreement agree that any action, demand, claim or counterclaim relating to the terms and provisions of this agreement, or to its breach, may be commenced in the commonwealth of virginia in a court of competent jurisdiction. Both parties to this agreement further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce that right to a trial before a civil jury.
13.Certain Additional Payments by the Company; Code Section 280G.
(a)Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive pursuant to this Agreement ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) payments which do not constitute nonqualified deferred compensation subject to Section 409A; (B) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first cash payment to be reduced; and (C) employee benefits shall be reduced last (but only to the extent such benefits may be reduced under applicable law, including, but not limited to the Code and the Employee Retirement Income Security Act of 1974, as amended) and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first benefit to be reduced. Any reduction shall be made in accordance with Section 409A.
(b)The determinations and calculations required hereunder shall be made by nationally recognized accounting firm that is (i) not be serving as accountant or auditor for the person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code) or any Affiliate of such person, and (ii) agreed upon by the Company and Executive (the “Accounting Firm”). The Company shall bear all expenses with respect to the determinations by the Accounting Firm required to be made hereunder.
(c)The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Eligible Employee within fifteen (15) business days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
14.Indemnification.
During and following the employment period, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its Affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of Company to the maximum extent permitted by applicable law and the Company’s By-Laws, as in effect from time to time. Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding shall be paid directly by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that she is not entitled to be indemnified by the Company. To the extent that the Company reduces the indemnity rights provided for under its By-Laws after execution of this Agreement, the Company’s indemnity obligations hereunder shall be unaffected (to the extent permitted by applicable law).

15.	Section 409A.
Although the Company does not guarantee to Executive any particular tax treatment relating to the payments and benefits under this Agreement, the parties acknowledge that this Agreement is intended to comply with, or be exempt from, the requirements of Section 409A.

For purposes of this Agreement, a termination of employment will mean a “separation from service” as defined in Section 409A, where required for compliance with Section 409A.

With regard to any provision of this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the service provider’s taxable year following the taxable year in which the expense was incurred.
Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days after termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

[Signature pages follow]
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.
Rosetta Stone Ltd.
By:    /s/ Stephen M. Swad
Stephen M. Swad, President and CEO
EXECUTIVE

/s/ Sonia G. Cudd
Sonia Cudd
EXHIBIT A
Form of Release

CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND GENERAL RELEASE. BY SIGNING THIS AGREEMENT AND GENERAL RELEASE YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

Agreement and General Release

This Agreement and General Release (“Release”) is between Rosetta Stone Ltd. (the “Company”) and Sonia Cudd (“Executive”) (each a “Party,” and together, the “Parties”). For purposes of this Release “Effective Date” shall mean the date that is the eighth day after the date on which Executive signs this Release, provided Executive has not revoked this Release pursuant to Section 2(c) below.
Recitals
A.    Executive and the Company are parties to an Employment Agreement to which this Release is appended as Exhibit A (the “Employment Agreement”).
B.    In addition to the Accrued Obligation (as defined in the Employment Agreement), Executive wishes to receive the other payments and benefits described Section 6(a) of the Employment Agreement.

C.    Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the Separation Date defined below.
Agreement
The Parties agree as follows:
1.    Confirmation of Severance Package Obligation. The Company shall pay or provide to Executive the entire Severance Payments and Severance Benefits as provided in Section 6(a) of the Employment Agreement, if Executive executes and does not revoke this Release. The Severance Payments, together with the Severance Benefits described in Sections 6(a)(i), (ii), (iii) and (iv) of the Employment Agreement, are referred to herein as the “Severance Package.”
2.    Legal Releases
(a)    Executive, on behalf of Executive and Executive’s heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of Executive, including, without limitation, Executive’s counsel (all of whom are collectively referred to as “Executive Releasers”), hereby fully and forever releases and discharges the Company, its present and future affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any Executive Releaser due to any Executive Releasee’s act or omission, (all of whom are collectively referred to as “Executive Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Executive Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any civil rights law of any state or other governmental body; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Release, the release set forth in this Section shall not extend to: (i) any rights arising under this Release; (ii) any vested rights under any pension, retirement, profit sharing or similar plan; (iii) any rights Executive has under any grants of stock options, restricted stock, or other forms of equity that may have been provided to Executive during Executive’s employment (such grants to be governed by the applicable equity plan and grant agreement); (iv) any rights Executive has under applicable workers compensation laws; (v) Executive’s rights, if any, to indemnification, and/or defense under any Company certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract or any indemnification agreement with the Company, in connection with Executive’s acts and omissions within the course and scope of Executive’s employment with the Company; (vi) Executive’s ability to communicate with the Equal Employment Opportunity Commission (EEOC) or any other governmental agency, provided Executive does not seek any personal relief for any claims released herein; (vii) any claims arising after the date of Executive’s execution of this Release; (viii) any obligations of the Company under the Employment Agreement which survive Executive’s termination of employment; or (viii) any other claims that cannot lawfully be released. Executive hereby warrants that Executive has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. Executive further states and agrees that Executive has not experienced any illness, injury, or disability that is compensable or recoverable under the worker’s compensation laws of any state that was not reported to the Company by Executive before the Effective Date, and Executive agrees not to not file a worker’s compensation claim asserting the existence of any such previously undisclosed illness, injury, or disability. Executive has specifically consulted with counsel with respect to the agreements, representations, and declarations set forth in the previous sentence. Executive understands and agrees that by signing this Release Executive is giving up any right to bring any legal claim against the Company concerning, directly or indirectly,

Executive’s employment relationship with the Company, including Executive’s separation from employment. Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company, to include all actual or potential legal claims that Executive may have against the Company, except as specifically provided otherwise in this Release.
(b)    In order to provide a full and complete release, each of the Parties understands and agrees that this Release is intended to include all claims, if any, covered under this Section 2 that such Party may have and not now know or suspect to exist in such Party’s favor against any other Party and that this Release extinguishes such claims. Thus, each of the Parties expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in such Party’s favor at the time of executing the release, which if known by such Party must have materially affected such Party’s settlement with the party being released.
(c)    Executive acknowledges that she consulted with an attorney of her choosing before signing this the Employment Agreement and this Release, and that the Company provided her with no fewer than twenty-one (21) days during which to consider the provisions of the Employment Agreement and this Release and, specifically the release set forth at Section 2(a) above, although Executive may sign and return the Release sooner if she so chooses. Executive further acknowledges that she has the right to revoke this Release for a period of seven (7) days after signing it and that this Release shall not become effective until such seven (7)-day period has expired. Executive acknowledges and agrees that if she wishes to revoke this Release, she must do so in writing, and that such revocation must be signed by Executive and received by the Company in care of the Chief Executive Officer no later than 5 p.m. (Eastern Time) on the seventh (7th) day after Executive has signed this Release. Executive acknowledges and agrees that, in the event that she revokes this Release, she shall have no right to receive the Severance Package. Executive represents that she has read this Release, including the release set forth in Section 2(a), above, affirms that this Release and the Employment Agreement provide her with benefits to which she would not otherwise be entitled, and understands its terms and that she enters into this Release freely, voluntarily, and without coercion.
3.    Executive acknowledges that she has received all compensation to which she is entitled for her work up to her last day of employment with the Company, and that she is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the Severance Package, and any expense reimbursement due pursuant Section 3(d)(ii) of the Employment Agreement.
4.    Executive agrees that the only thing of value that she will receive by signing this Release is the Severance Package.
5.    The Parties agree that their respective rights and obligations under the Employment Agreement shall survive the execution of this Release.
6.    The parties understand and agree that this Release shall not be construed as an admission of liability on the part of any person or entity, liability being expressly denied.
7.    Executive represents and warrants to the Company that, prior to the Effective Date, Executive did not disclose to any person, other than to Executive’s spouse, tax advisor and counsel, the terms of this Release or the circumstances under which the matter that is the subject of this Release has been resolved. After the Effective Date, neither Executive, counsel for Executive, nor any other person under Executive’s control shall disclose any term of this Release or the circumstances of Executive’s separation from the Company, except that Executive may disclose such information to Executive’s spouse, or as required by subpoena or court order, or to an attorney or accountant to the extent necessary to obtain professional advice. Executive shall not be entitled to rely upon the foregoing exception for disclosures pursuant to subpoena or court order unless Executive has given the Company written notice, within three business days following service of the subpoena or court order.
8.    Executive covenants never to disparage or speak ill of the Company or any the Company product or service, or of any past or present employee, officer or director of the Company, nor shall Executive at any time harass or behave unprofessionally toward any past, present or future the Company employee, officer or director.
9.    Executive acknowledges that because of Executive’s position with the Company, Executive may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which Executive was involved during Executive’s employment with the Company, or that concern matters of which Executive has information or knowledge (collectively, a “Proceeding”). Executive agrees that Executive shall testify truthfully in connection with any such Proceeding, shall cooperate with the Company in connection with every such Proceeding, and that Executive’s duty of cooperation shall include an obligation to meet with the Company representatives and/or counsel concerning all such Proceedings for such purposes, and at such times and places, as the Company reasonably requests, and to appear for deposition and/or testimony upon the Company’s request and without a subpoena. The Company shall reimburse Executive for reasonable out-of-pocket expenses that Executive incurs in honoring Executive’s obligation of cooperation under this Section 9.
10.    Miscellaneous Terms and Conditions
(a)    Each party understands and agrees that Executive or it assumes all risk that the facts or law may be, or become, different than the facts or law as believed by the party at the time Executive or it executes this Release. Executive and the Company acknowledge that their relationship precludes any affirmative obligation of disclosure, and expressly disclaim all reliance upon information supplied or concealed by the adverse party or its counsel in connection with the negotiation and/or execution of this Release.
(b)    The parties warrant and represent that they have been offered no promise or inducement except as expressly provided in this Release, and that this Release is not in violation of or in conflict with any other agreement of either party.
(c)    All covenants and warranties contained in this Release are contractual and shall survive the closing of this Release.
(d)     This Release shall be binding in all respects upon, and shall inure to the benefit of, the parties’ heirs, successors and assigns.
(e)    This Release shall be governed by the internal laws of the Commonwealth of Virginia, irrespective of the choice of law rules of any jurisdiction.
(f)    Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect. Notwithstanding the foregoing, if Section 2(a), above, is declared void or unenforceable, then this Release shall be null and void and both parties shall be restored to the positions that they occupied before the Release’s execution (meaning that, among other things, all sums paid by the Company pursuant to Section 1, above, shall be immediately refunded to the Company); provided that in such circumstances this Release and the facts and circumstances relating to its execution shall be inadmissible in any later proceeding between the parties, and the statutes of limitations applicable to claims asserted in the proceeding shall be deemed to have been tolled for the period between the Effective Date and 10 days after the date on which Section 2(a) is declared unenforceable.
(g)    This Release constitutes the entire agreement of the parties and a complete merger of prior negotiations and agreements.
(h)    This Release shall not be modified except in a writing signed by the parties.
(i)    No term or condition of this Release shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Release, except by a writing signed by the party charged with the waiver or estoppel. No waiver of any breach of this Release shall be deemed a waiver of any later breach of the same provision or any other provision of this Release.
(j)    Headings are intended solely as a convenience and shall not control the meaning or interpretation of any provision of this Release.
(k)    Pronouns contained in this Release shall apply equally to the feminine, neuter and masculine genders. The singular shall include the plural, and the plural shall include the singular.
(l)    Each party shall promptly execute, acknowledge and deliver any additional document or agreement that the other party reasonably believes is necessary to carry out the purpose or effect of this Release.
(m)    Any party contesting the validity or enforceability of any term of this Release shall be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation or mistake of fact or law.

(n)    The parties acknowledge that they have reviewed this Release in its entirety and have had a full and fair opportunity to negotiate its terms and to consult with counsel of their own choosing concerning the meaning and effect of this Release. Each party therefore waives all applicable rules of construction that any provision of this Release should be construed against its drafter, and agrees that all provisions of the agreement shall be construed as a whole, according to the fair meaning of the language used.
(o)    Every dispute arising from or relating to this Release shall be tried only in the state or federal courts situated in the Commonwealth of Virginia. The parties consent to venue in those courts, and agree that those courts shall have personal jurisdiction over them in, and subject matter jurisdiction concerning, any such action.
(p)    In any action relating to or arising from this Release, or involving its application, the party substantially prevailing shall recover from the other party the expenses incurred by the prevailing party in connection with the action, including court costs and reasonable attorneys’ fees. If Executive is the substantially prevailing party, the Company shall pay such expenses within 60 days following the determination that she is the substantially prevailing party.
(q)    This Release may be executed in counterparts, or by copies transmitted by telecopier, all of which shall be given the same force and effect as the original.
[SIGNATURES FOLLOW]
NOTE: DO NOT SIGN THIS SUPPLEMENTAL LEGAL RELEASE UNTIL AFTER EXECUTIVE’S FINAL DAY OF EMPLOYMENT.

ROSETTA STONE LTD. By: Stephen M. Swad, President and CEO Date:	EXECUTIVE Sonia Cudd Date: